Exhibit 99.2

Noble Plains Uranium Announces Binding Letter of Intent
for Proposed Acquisition by Eagle Nuclear Energy

Highlights

•	A 92% premium. The C$0.125 Offer Price is nearly double the October 29, 2026 closing price of C$0.065.

•	Increased Uranium Exposure. Shareholders would receive Eagle Nuclear shares. Keeping their exposure to advancements at Duck Creek and Shirley Central while also gaining exposure to Eagle Nuclear's Aurora Uranium Project, a conventional uranium deposit in the United States, located in southeastern Oregon.

•	A Nasdaq platform. Noble Plains shareholders move into a Nasdaq-listed company with direct access to U.S. capital markets.

•	Funded through the process. Eagle Nuclear will make available a secured bridge loan of up to C$500,000 to Noble Plains while the Proposed Transaction advances.

•	Holder protections built in. A fixed exchange ratio. All warrants remain outstanding, exercisable for Eagle Nuclear shares and stock options roll into Eagle Nuclear options.

•	Commitment on both sides. The LOI includes a reciprocal US$400,000 break fee, and the definitive agreement will include reciprocal termination fees.

•	A clear path forward. A 60-day due diligence and exclusivity period, a targeted definitive agreement within 60 days.

November 4, 2026 – Vancouver, British Columbia – Noble Plains Uranium Corp. (TSX-V: NOBL, OTCQB: NBLXF, FSE: INE0) (“Noble Plains” or the “Company”) a U.S.-focused uranium exploration and development company, is pleased to announce that it has entered into a binding letter of intent dated October 30, 2026 (the “LOI”) with Eagle Nuclear Energy Corp. (NASDAQ: NUCL) (“Eagle”), pursuant to which Eagle proposes to acquire all of the issued and outstanding common shares of the Company by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia) (the “Proposed Transaction”). If the Proposed Transaction is completed, Noble Plains would become a wholly-owned subsidiary of Eagle.

Eagle Nuclear Energy Corp. is a next-generation nuclear energy company that combines domestic uranium exploration with access to proprietary Small Modular Reactor (SMR) technology. Eagle owns a conventional uranium deposit in the United States, located in southeastern Oregon. This includes the Aurora deposit, with a current Indicated resource of 53.43 Mt at 278 ppm containing 32.75Mlbs of U3O8 and an Inferred resource of 8.96Mt at 252 ppm containing 4.98Mlbs of U3O8, as reported in Eagle’s SK-1300 technical report summary dated August 8, 2025 (as amended December 17, 2025), as well as the adjacent Cordex claims, which Eagle believes offers exploration potential and accretive value to shareholders. By integrating advanced SMR technology with a sizeable uranium asset, Eagle is building an integrated nuclear platform positioned to support domestic nuclear energy development.

The Proposed Transaction

Pursuant to the terms of the Proposed Transaction, each common share of the Company (each, a “Noble Plains Share”) would entitle its holder to receive 0.0167 of a common share of Eagle (each, an “Eagle Share”) (the “Exchange Ratio”). The Exchange Ratio reflects an offer price of CAD $0.125 per Noble Plains Share (the “Offer Price”), being a premium of approximately 92% to the closing price of the Noble Plains Shares on the TSX Venture Exchange (the “TSXV”) on October 29, 2026 of CAD $0.065.

The LOI provides for the parties to negotiate and enter into a definitive arrangement agreement (the “Arrangement Agreement”) setting out the final terms and conditions of the Proposed Transaction. Upon execution of the Arrangement Agreement, the Company will issue a subsequent news release containing the details of the Arrangement Agreement and any additional terms of the Proposed Transaction.

“Eagle Nuclear’s offer follows a site visit, a review of our technical data and meetings with our team. Their Offer Price represents a premium of approximately 92% to our October 29 closing price which management believes speaks to the quality of our projects. Our team has built that value on our projects in the prominent Powder River and Shirley Basins. Earlier this year we put out a maiden resource at Duck Creek with additional trend along strike and the deeper Fort Union Formation has not yet been drill tested. At Shirley Central, all seven recent confirmation holes intersected uranium mineralization. ,” stated Drew Zimmerman, President and CEO of Noble Plains. “What they need now is scale and capital, and Eagle Nuclear brings both, along with a team that knows how to advance uranium projects. Our shareholders keep their upside in Wyoming, add exposure to Aurora, a conventional uranium deposit in America, and gain the scale and market access of a Nasdaq-listed company. Together, we have a clear path to grow compliant pounds, accelerate development and help deliver the domestic uranium supply the United States needs. Bigger platform, same discipline, and Noble shareholders own a piece of all of it.”

“This transaction gives Eagle greater scale at a time when the need for domestic U.S. uranium production is growing,” said Mark Mukhija, CEO of Eagle Nuclear Energy. “Noble Plains adds established resources in Wyoming and strengthens our portfolio with favorable ISR geology. We believe we can move these assets forward efficiently while we continue to work towards development of an integrated nuclear energy platform combining domestic uranium resources with advanced SMR technology.”

Details of the Proposed Transaction

The Proposed Transaction is expected to be completed by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia). Under the terms of the LOI, Eagle, directly or through a wholly owned subsidiary, would acquire all of the issued and outstanding Noble Plains Shares in exchange for Eagle Shares on the basis of the Exchange Ratio. Outstanding Noble Plains stock options are expected to be exchanged for replacement options to acquire Eagle Shares, with the number of underlying shares and exercise price adjusted based on the Exchange Ratio. Outstanding Noble Plains share purchase warrants are expected to remain outstanding in accordance with their terms and, following completion of the Proposed Transaction, are expected to entitle their holders to receive the number of Eagle Shares that they would have received had the warrants been exercised immediately before completion of the Proposed Transaction.

Noble Plains and Eagle expect there will be 89,631,808 Noble Plains Shares and 29,798,342 Eagle Shares issued and outstanding immediately prior to the closing of the Proposed Transaction. Following completion of the Proposed Transaction, it is expected that there will be 31,295,193 Eagle Shares issued and outstanding.

Shareholder and Regulatory Approvals

To be effective, the Proposed Transaction will require the approval of at least 66 2/3% of the votes cast by Noble Plains shareholders at a special meeting of Noble Plains shareholders currently anticipated to be held in the first quarter of 2027 (the “Special Meeting”); and (b) a majority of the votes cast at the Special Meeting, excluding votes cast by persons required to be excluded under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”).

Under the LOI, 60% of the Eagle Shares issued to directors, officers and shareholders of Noble Plains identified by Eagle will be subject to contractual resale restrictions for six months following completion of the Proposed Transaction.

Arrangement Agreement and Due Diligence

The Arrangement Agreement is expected to contain conditions to closing and representations, warranties and covenants customary for transactions of this nature. The LOI contemplates that the Arrangement Agreement will also include customary deal-protection and non-solicitation provisions in favour of Eagle, including a right to match a superior proposal and reciprocal termination fees.

The parties have a 60-day reciprocal due diligence period commencing on the effective date of the LOI, being October 30, 2026 (the “Effective Date”), and have agreed to negotiate in good faith and use commercially reasonable efforts to execute the Arrangement Agreement within 60 days of the Effective Date. Noble Plains is subject to customary exclusivity restrictions for a period of 60 days from the Effective Date. The LOI also provides for reciprocal break fees of US$400,000 payable in certain circumstances.

Except for the provisions expressly identified as binding in the LOI, neither Noble Plains nor Eagle is obligated to complete the Proposed Transaction unless and until the parties execute and deliver the Arrangement Agreement, and then only on the terms and subject to the conditions contained in the Arrangement Agreement. There can be no assurance that an Arrangement Agreement will be entered into on the terms contemplated by the LOI, or at all.

Conditions to Completion

Completion of the Proposed Transaction will be subject to customary closing conditions and receipt of necessary shareholder, court and regulatory approvals, including acceptance by the TSXV and approval by Nasdaq of the listing of the Eagle Shares issuable in connection with the Proposed Transaction.

A copy of the LOI will be filed on the Company’s SEDAR+ profile at www.sedarplus.ca. Pursuant to the proposed terms of the Arrangement Agreement, all directors and senior officers of the Company are anticipated to enter into customary support and voting agreements to vote their Noble Plains Shares at the Special Meeting.

Further details with respect to the Proposed Transaction will be included in the Arrangement Agreement and in an information circular (the “Information Circular”) to be mailed to Noble Plains shareholders in connection with the Special Meeting. Once available, copies of the Arrangement Agreement and the Information Circular will be filed on the Company’s SEDAR+ profile at www.sedarplus.ca.

Bridge Loan

Subject to negotiation and execution of definitive credit and security documentation, the satisfaction or waiver of the conditions set out therein and the acceptance of the TSXV, Eagle has agreed to make available to Noble Plains a secured loan in a maximum principal amount of CAD $500,000 (the “Bridge Loan”). The terms of the Bridge Loan remain subject to negotiation between the parties. Once those terms have been settled, the Company will issue a subsequent news release describing the material terms of the Bridge Loan.

Special Committee and Fairness Opinion

Prior to entering into the Arrangement Agreement, the Company will establish a special committee of the independent members of the board of directors (the “Special Committee”) to review the Proposed Transaction. The Special Committee will engage a financial advisor that will provide an opinion that, subject to the assumptions, limitations, and qualifications outlined in its written opinion, the consideration under the Proposed Transaction is fair, from a financial point of view, to the Company’s shareholders.

Qualified Persons

The scientific and technical information in this news release relating to Eagle’s projects has been reviewed and approved by BBA Consultants USA LP (“BBA”), who is a “qualified person” as defined in subpart 1300 of Regulation S-K (“S-K 1300”).

About Noble Plains Uranium

Noble Plains Uranium Corp. is a U.S.-focused uranium exploration and development company advancing a portfolio of high-potential projects amenable to In Situ Recovery (ISR), the most capital-efficient and environmentally responsible method of uranium extraction. Our strategy targets historically drilled and underexplored assets in proven jurisdictions, with the objective of rapidly delineating NI 43-101-compliant resources and building a scalable inventory of domestic uranium.

More information is available at: www.nobleplains.com	X: https://x.com/NOBLuranium

On Behalf of the Board of Directors,

“Drew Zimmerman”, CEO & President

For further information, please contact: Drew Zimmerman: (778) 686-0973

This news release includes certain forward-looking statements as well as management's objectives, strategies, beliefs and intentions. Forward looking statements are frequently identified by such words as "may", "will", "plan", "expect", "anticipate", "estimate", "intend" and similar words referring to future events and results. Forward-looking statements include, but are not limited to, statements regarding: the Proposed Transaction; the Arrangement Agreement; the receipt of necessary shareholder, court and regulatory approvals for the Proposed Transaction; the anticipated timeline for completing the Proposed Transaction; the terms and conditions pursuant to which the Proposed Transaction will be completed, if at all; the anticipated benefits of the Proposed Transaction; the advance of the Bridge Loan; the Special Meeting; the formation of a Special Committee and the engagement of a financial advisor; the future financial and operational performance of Eagle; Eagle’s exploration and development programs; Eagle’s assets and technology development; potential future synergies resulting from the Proposed Transaction; and the expected advancement of the Company’s exploration and business strategy. Forward-looking statements are based on the current opinions and expectations of management. In making these statements, the Company has assumed, among other things, that the parties receive, in a timely manner and on satisfactory terms, the necessary shareholder, court, regulatory, stock exchange and other approvals in respect of the Proposed Transaction; the parties to the Proposed Transaction have the ability to satisfy, in a timely manner, the other conditions to the completion of the Proposed Transaction; and that uranium prices and market conditions will remain supportive. All forward-looking information is inherently uncertain and subject to a variety of assumptions, risks and uncertainties, including but not limited to: the risk that the Proposed Transaction may not be completed on a timely basis, if at all; the conditions to the consummation of the Proposed Transaction may not be satisfied; the risk that the Proposed Transaction may involve unexpected costs, liabilities or delays; the possibility that legal proceedings may be instituted against the Company, Eagle or others relating to the Proposed Transaction and the outcome of such proceedings; the possible occurrence of an event, change or other circumstance that could result in termination of the Proposed Transaction; risks relating to the failure to obtain necessary shareholder and court approval; the risk that the LOI may be terminated and that the Company may be required to pay the applicable break fee; and other risks inherent in the mining industry, as described in more detail in our recent securities filings available at www.sedarplus.ca. Failure to obtain the requisite approvals, or the failure of the parties to otherwise satisfy the conditions to or complete the Proposed Transaction, may result in the Proposed Transaction not being completed on the proposed terms, or at all. In addition, if the Proposed Transaction is not completed, the announcement of the Proposed Transaction and the dedication of substantial resources of the Company to the completion of the Proposed Transaction could have a material adverse impact on the Company’s share price, its current business relationships and on the current and future operations, financial condition, and prospects of the Company. Actual events or results may differ materially from those projected in the forward-looking statements and we caution against placing undue reliance thereon. We assume no obligation to revise or update these forward-looking statements except as required by applicable law.

Neither the TSX Venture Exchange nor its Regulations Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.

Cautionary Note Regarding Mineral Resource Estimates

Eagle’s public disclosures are governed by the U.S. Securities Exchange Act of 1934, as amended, including Regulation S-K 1300 thereunder, whereas the Company discloses estimates of “measured,” “indicated,” and “inferred” mineral resources as such terms are used in National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). Although S-K 1300 and NI 43-101 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, they at times embody different approaches or definitions. Consequently, investors are cautioned that public disclosures by the Company prepared in accordance with NI 43-101 may not be comparable to similar information made public by companies, including Eagle, subject to S-K 1300 and the other reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder. Information in this news release about Eagle has been provided by and is the responsibility of Eagle.